This Agreement (the "**Agreement**") is entered into as of October _1_, 2013 (the "**Effective Date**") by and between Troon Golf, LLC, a Delaware Limited Liability Company, with its principal place of business at 15044 North Scottsdale Road, Suite 300, Scottsdale, AZ 85254 ("**Troon**") and Digital Caddies US, Inc., an Nevada corporation, with its principal place of business at 15051 N. Kierland Blvd., Suite 220, Scottsdale, Arizona 85254 ("**DCI**") (each individually a "**Party**" and collectively, the "**Parties**").

RECITALS

A. Troon owns, operates, and/or manages golf courses throughout the United States (individually a "**Course**" and collectively the "**Courses**");

B. DCI has created technology and hardware for golf cart-mounted GPS systems (the "**GPS Systems**");

C. DCI desires to install GPS Systems at Troon Participating Facilities (as defined below) and agrees to grant Troon a license to use the GPS Systems at such facilities and permit Troon access to media impressions on the GPS Systems; and

D. Troon agrees to permit DCI's GPS Systems to be installed at Troon Participating Facilities and agrees to assist DCI in promoting and marketing the GPS Systems.

E. Each Troon Participating Facility(ies) (as defined below) will enter into an agreement between the Troon Participating Facility(ies) and DCI outlining the responsibilities between the Troon Participating Facilities and DCI (DCI Services Agreement), a form of the DCI Services Agreement is attached as Exhibit A.

Now therefore, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto agree as follows:

1. <u>DCI Technology License</u>.

1.1. <u>Grant of License</u>. DCI hereby grants to Troon a non-exclusive, non-transferable license to use the GPS Systems at participating Troon facilities in accordance with this Agreement. The grant shall include all golf courses operated or managed by Troon that elect to use the GPS Systems ("**Troon Participating Facilities**"). Troon Participating Facilities shall be added to or removed from this Agreement in Troon's sole discretion by advance written notification to DCI.

1.2. <u>DCI Access</u>. Troon hereby grants to DCI a non-exclusive, non-transferable (except as permitted herein), limited, revocable right and license (and will provide limited access to the Troon Participating Facilities as needed) to allow DCI to perform all GPS Systems installation, support, modification and other services regarding the GPS Systems as detailed in this Agreement.

1.3. <u>Use of Troon Marks</u>. Subject to Troon's approval in all cases, Troon hereby grants to DCI a non-exclusive, non-transferable (except as permitted herein), limited, royalty free,

revocable right and license to use Troon's name and the name of the Troon Participating Facilities for marketing GPS Systems. This license shall terminate upon the termination of this Agreement. All uses of Troon's trademarks, trade names, service marks, logotypes, images, course depictions and designs (the "**Troon Marks**") shall only be used by DCI with Troon's prior written consent in each instance, which consent may be withheld in Troon's sole discretion. DCI is not granted and does not claim any ownership or other interest in the Troon Marks. Except as expressly provided herein, Troon reserves all rights in and to the Troon Marks. DCI shall not do anything or commit any act that might infringe upon, dilute, prejudice or adversely affect the validity of the Troon Marks or the ownership by Troon thereof.

2. DCI Obligations.

2.1. Installation and Training Support. DCI will supply to and install at Troon Participating Facilities the GPS Systems at no cost to Troon or the Troon Participating Facilities. DCI will provide Troon, at no cost to Troon or Troon Participating Facilities, with training on how to use the GPS Systems and provide help and support as needed by Troon. Each Troon Participating Facility shall enter into an installation and service agreement with DCI. Each Troon Participating Facility shall be responsible for providing a reasonable amount of service and support of the GPS Systems as outlined in DCI Services Agreement.

2.2. Support and Maintenance. DCI will incorporate into the GPS Systems all updates, upgrades, bug fixes, patches, enhancements, new versions, and other modifications to the GPS Systems as available from time to time.

2.3. Marketing and Advertising. DCI will seek third party ads, marketing and sponsorship opportunities to place on the GPS Systems. Troon shall have the right, at no cost to Troon or Troon Participating Facilities, to utilize 20% of all media impressions available on the GPS Systems as Troon desires. DCI shall be entitled to any revenue generated from the sale/marketing of advertisements to be placed on the GPS Systems; provided, however, Troon and Troon Participating Facilities shall not be obligated to pay or reimburse DCI for any ads, marketing or sponsorships placed on the GPS Systems relating to the 20% of media impressions available to Troon. DCI shall be responsible for implementing and supporting the ads and sponsorships on the GPS Systems. Troon shall bear all costs to create Troon or Troon Participating Facilities ads.

2.4. Warranty. DCI warrants that all GPS Systems shall be fit for the intended use and purpose of providing players with the ability to see the course/hole description and yardage from the cart location to the front, middle, back of green and/or to other landmarks on the golf course.

2.5. Base Fee. DCI shall pay Troon a fee equal to:

(a) For 2014, DCI will pay Troon $2,916.67 for each month there are at least ten (10) Troon Participating Facilities at the end of each given month. Payments are to be paid on March 30, June 30, September 30 and December 31, 2014. In any case, DCI shall not pay more than a Thirty-Five Thousand Dollars ($35,000) Base Fee in 2014.

(b) For 2015 DCI will pay Troon $2,916.67 for each month there are at least twenty (20) Troon Participating Facilities at the end of each given month. Payments are to be paid on March 30, June 30, September 30 and December 31, 2015. In any case, DCI shall not pay more than a Thirty-Five Thousand Dollars ($35,000) Base Fee in 2015.

2.6. Incentive Fee. (a) For each Troon Participating Facility that installs the GPS Systems within twelve (12) months from the date this Agreement is executed, DCI shall pay Troon an annual Incentive Fee (the "**Incentive Fee**") equal to:

(i) $5,000 for each 18-hole facility;
(ii) $6,500 for each 27-hole facility;
(iii) $8,000 for each 36-hole facility; and
(iv) $10,500 for each facility with more than 36 holes.

(b) For each Troon Participating Facility that installs the GPS Systems after twelve (12) months from the date this Agreement is executed, DCI shall pay Troon an annual Incentive Fee equal to

(i) $2,500 for each 18-hole facility;
(ii) $3,750 for each 27-hole facility;
(iii) $5,000 for each 36-hole facility; and
(iv) $7,500 for each facility with more than 36 holes.

(c) For purposes of calculation the Incentive Fee, the relevant date of becoming a Troon Participating Facility shall be the date the GPS Systems are installed at such facility. Troon shall be entitled to an annual Incentive Fee based upon the amounts described in Section 2.6(a) and (b) above for each facility that continues to use the GPS System. The annual Incentive Fee shall be paid in two (2) equal installments on January 1 and June 1 of each year.

2.7. Insurance. DCI represents that it maintains insurance sufficient to cover any potential loss or damage of either Party and up to the full value of all hardware, software and data incorporated in the GPS Systems. DCI agrees to name Troon as an additional insured and to furnish to Troon original Certificates of Insurance evidencing the required coverage to be in force during the Term.

3. Troon Obligations.

3.1. Facility Access. Troon shall permit DCI access, upon reasonable advance notice, to each Troon Participating Facility to allow DCI to install and maintain the GPS Systems on the golf carts. In addition, Troon shall permit DCI to take prospective customers to Troon Participating Facilities to demonstrate the GPS Systems. DCI shall notify Troon, in advance, on each and every occasion that access is requested.

3.2. Press Releases/Media Opportunities. Troon agrees to cooperate and participate with DCI on joint press releases and media opportunities so that DCI can market and advertise its GPS Systems. DCI is a publicly traded company and as such has reporting requirements related to material events. Upon execution of a definitive agreement between Troon and DCI a mutually agreeable press release will be drafted and sent to industry media outlets to fulfill DCI reporting requirements.

3.3. Troon Facilities. Troon agrees that it shall use commercially reasonable efforts to encourage Troon facilities to utilize the GPS Systems and become a Troon Participating Facility.

4. Limited Warranties.

4.1. DCI Warranties. DCI represents and warrants that: **(a)** DCI has the authority to enter into this Agreement and that its signatory is duly authorized and empowered to sign this Agreement on its behalf; **(b)** DCI will comply with all applicable laws, ordinances, statutes,

regulations and rules, and that it has the power to settle fully and complete all claims, causes of action, demands, charges and liabilities arising out of or relating to the Agreement; (c) Troon's authorized use of the GPS Systems in accordance with this Agreement will not infringe, breach, or constitute a misappropriation of property rights, or other proprietary or other contractual rights of a third party; and **(d)** the GPS Systems will remain free from any unreasonable defects, and DCI will use all reasonable means to fix any defect in the GPS Systems that arise.

4.2. Troon Warranties. Troon represents and warrants that: **(a)** Troon has the authority to enter into this Agreement and that its signatory is duly authorized and empowered to sign this Agreement on its behalf; **(b)** Troon will comply with all applicable laws, ordinances, statutes, regulations and rules, and that it has the power to settle fully and complete all claims, causes of action, demands, charges and liabilities arising out of or relating to this Agreement; and **(c)** Troon and its authorized users will use the GPS Systems only in accordance with this Agreement.

5. Limitation of Liability. EXCEPT FOR THIRD PARTY LIABILITITES, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES BASED ON LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION OR LOSS OF DATA), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL APPLY REGARDLESS OF THE CAUSE OR THE FORM OF ACTION (WHETHER BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE).

6. Ownership of Property and Data. All hardware, software and data shall remain DCI's property.

7. Indemnification.

7.1. Indemnification by Troon. Troon agrees to indemnify, defend (at Troon's sole expense) and hold harmless DCI, its subsidiaries, affiliates, successors, and assigns and each of their respective shareholders, directors, officers, employees, representatives, and agents from and against all damages, losses, expenses, claims, demands, causes of action, debts or liabilities, including reasonable attorneys' fees, arising out of or in connection with any breach of the representations or warranties made by Troon under this Agreement;

7.2. Indemnification by DCI. DCI agrees to indemnify, defend (at DCI's sole expense) and hold harmless Troon, its subsidiaries, affiliates, successors, and assigns and each of their respective shareholders, directors, officers, employees, representatives, and agents from and against all damages, losses, expenses, claims, demands, causes of action, debts or liabilities, including reasonable attorneys' fees, arising out of or in connection with: **(a)** any alleged breach of the representations or warranties made by DCI under this Agreement; and **(b)** the negligence, wilfull misconduct, fraud or wrongful performance of, or failure to perform, by DCI or DCI's agents and/or employees, any duties or obligations under this Agreement.

7.3. Procedure for Indemnification. Troon and DCI agree to give each other prompt notice of any claim or liability to which the other Party's indemnity obligation may apply. The indemnified Party shall cooperate fully, at the expense of the Party giving the indemnity, in the defense or settlement of any claim or liability. The indemnified Party also may participate with separate counsel engaged at its reasonable expense in the defense of any such claim or liability.

8. **Insurance.** DCI shall procure and maintain throughout the Term comprehensive general liability and professional liability insurance, with coverage in a minimum amount of One Million Dollars ($1,000,000) per occurrence, and umbrella coverage of at least Five Million Dollars ($5,000,000), issued through a policy offered by a reputable insurer approved by Troon. In addition, DCI shall procure and maintain throughout the Term adequate workers' compensation insurance with respect to any employees of DCI. At or prior to the commencement of the Term, DCI shall provide Troon with a Certificate of Insurance setting forth such insurance coverage, naming Troon and each Troon Participating Facilityn as additional insureds as their interests may appear. Thereafter, so long as this Agreement remains in effect, DCI shall provide Troon with an updated Certificate of Insurance each time DCI's insurance policy is renewed.

9. **Term and Termination.** This Agreement shall be effective from January 1, 2014 and shall remain in effect through December 31, 2016 (the "**Term**") unless earlier terminated pursuant to the termination provisions contained in this Section or as otherwise set forth in this Agreement.

9.1. **Renewal.** The Term, or then current renewal period, shall be automatically renewed for consecutive two (2) year periods unless either party delivers written notice to the other that the Term, or then current renewal period, if applicable, shall not be renewed, which notice must be given on or before ninety (90) days prior to the expiration of the original Term, or then current renewal period.

9.2. **Breach.** Either Party may terminate this Agreement upon written notice to the other Party in the event that such Party materially breaches this Agreement and fails to cure such breach within thirty (30) days of notice thereof.

9.3. **Insolvency.** Either Party may terminate this Agreement immediately upon written notice to the other Party if the other Party or its ultimate parent corporation or holding company becomes insolvent or repeatedly fails to pay any outstanding debts as they become due, makes an assignment for the benefit of creditors, files a voluntary or involuntary petition in bankruptcy or for reorganization or is adjudicated as bankrupt or insolvent, or has a liquidator or trustee appointed over its affairs, and, in the case of a petition or judgment obtained or filed by a third party, such petition or judgment is not dismissed within, or such appointment continues for more than, thirty (30) days.

9.4. **Troon's Without Cause Termination Right.** Troon shall have the right to terminate this Agreement, without cause, upon providing DCI with sixty (60) days' prior written notice.

10. **Force Majeure.** Neither Party shall be liable for any delay or failure to perform its obligations pursuant to this Agreement if such delay is due to Force Majeure. "**Force Majeure**" means a circumstance beyond the reasonable control of the Parties which results in a Party being unable to observe or perform on time an obligation under this Agreement, including but shall not be limited to acts of God, lightning strikes, earthquakes, floods, storms, explosions, fires and any natural disaster; acts of war, acts of public enemies, terrorism, riots, civil commotion, malicious damage, sabotage and revolution; and strikes. If a delay or failure of a Party to perform its obligations is caused or anticipated due to Force Majeure, the performance of that Party's obligations will be suspended. If a delay or failure by a Party to perform its obligations due to Force Majeure exceeds sixty (60) days, either Party may immediately terminate the Agreement by providing notice in writing to the other Party.

11. Confidentiality. The terms of this Agreement shall be considered confidential information, and neither Party shall disclose the terms or existence of this Agreement unless through a mutually agreeable press release or other agreed upon communication

12. Notices. All notices required or permitted under this Agreement shall be delivered by a method providing for proof of delivery. Unless otherwise notified by a Party in writing, all notices shall be sent to:

For Troon:

15044 North Scottsdale Road, Suite 300
Scottsdale, AZ 85254
Attention: Scott Van Newkirk, SVP

For GCS:

15051 N. Kierland Blvd, Suite 220
Scottsdale, AZ 85254
Attention: Mike Loustalot, President

13. Governing Law. This Agreement shall be governed, interpreted and construed under the laws of the State of Arizona without regard to its conflict of law principles.

14. Independent Contractor Relationship; No Agency. The Parties hereby acknowledge and agree that DCI is an independent contractor and not an employee, agent, joint venturer or partner of Troon or any of its parent, subsidiaries, or other related or affiliated companies. Nothing in this Agreement shall be interpreted or construed as creating or establishing a joint venture, partnership, employment, or agency relationship between the Parties as a result of this Agreement or Troon's use of the GPS Systems. Neither Party shall have any power to obligate or right to bind the other Party.

15. Binding Nature; Assignment. This Agreement shall be binding upon DCI and Troon and their respective successors and assigns; provided, however, that neither Party shall assign this Agreement or any of its rights or obligations hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. A sale of substantially all of the stock or assets of a Party, or the reorganization or merger of a Party, shall not constitute an assignment of this Agreement. Any assignment or transfer in violation of this Section shall be void and of no force or effect.

16. Miscellaneous. This Agreement (including all documents incorporated herein by reference) contains the entire agreement between the Parties relating to the subject matter hereof, and supersedes any and all other agreements, representations or warranties of the Parties in connection with such subject matter. This Agreement may not be modified, changed or terminated orally, and no changes, amendments or modifications to this Agreement will be binding unless in writing and duly executed by the Party to be charged therewith. If any provision of this Agreement is held invalid, unenforceable or illegal for any reason, that provision will be deemed to apply only to the maximum extent permitted by law, and the remainder of this Agreement will remain valid and enforceable in accordance with its terms. In the event that any language of this Agreement is found to be ambiguous, each Party shall have an opportunity, in any legal

proceeding, to present evidence as to the actual intent of the Parties with respect to any such ambiguous language. The covenants, conditions and provisions of this Agreement which are capable of having effect after the expiration of the Agreement shall remain in full force and effect following the expiration of the Agreement. The headings in this Agreement are intended for convenience of reference and shall not affect its interpretation. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise, thereof, or the exercise of any other right, power or privilege hereunder. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument. Documents, including signatures, transmitted via telecopier and/or electronic mail shall have the full force and effect as original documents.

IN WITNESS WHEREOF, authorized representatives of the Parties have executed this Agreement effective as of the Effective Date.

Troon Golf, L.L.C.
("Troon")

By: ____________________

Printed Name: TIMOTHY S. SCHANTZ

Title: EVP

Date: 10-2-13

Digital Caddies, Inc.
("DCI")

By: ____________________

Printed Name: Michael Lovstalot

Title: President

Date: 9/30/13

EXHIBIT A

DIGITAL CADDIES, INC.
SERVICES AGREEMENT

This agreement is made at (time) ______________________________

BETWEEN (Partner):

Company Name	
Represented By/Position	
Company Address	
Golf Course Name(s)	***SEE EXHIBIT A***
Golf Course Address(s)	***SEE EXHIBIT A***

AND: Digital Caddies US Inc., corporation legally incorporated under the terms of the Nevada laws, having its main office at 15051 Kierland Blvd, Scottsdale, AZ 85254, USA represented by Michael Loustalot, President, duly authorized as they declare; (hereafter called « **DCI**»)

WHEREAS the purpose of the agreement is to outline the terms of the installation of a wirelessly connect tablet based network developed by DCI for use on the golf course operated by Partner (hereinafter to be referred to as the **"System"**, the individual components of which shall hereinafter be referred to as the **"Products"**).

AND WHEREAS the Partner and DCI desire that DCI install the System for use on the Partner's golf course under the terms and conditions in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration for the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DCI and the Partner hereby agree as follows:

TITLE Title to the System and all information developed or collected in connection with the use of the System is and shall remain in DCI. DCI may remove the System or any Product at any time after the termination of the Term. All Products are moveable personal property and not real or immovable, even though affixed to real property or placed on a permanent foundation. The Partner shall not change or remove any insignia, lettering or other mark placed on the Products by DCI.

TERM This Agreement shall continue for twelve (12) months after the system is installed at Partner's golf course (the "Initial Term"). After the expiration of the Initial Term, this Agreement shall be automatically renewed for two (2) additional twelve (12) month periods subject to termination by Partner at any time within thirty days after the commencement of each renewal period. In addition, Partner shall have the right to terminate this Agreement upon sixty (60) days prior written notice in the event its management agreement with Troon Golf, LLC terminates for any reason.

INSTALLATION DCI or their affiliates shall install and configure the System at the Partner's golf course at a date to be mutually agreed upon.

ACCEPTANCE Upon installation of the System, the Partner shall execute and return a Delivery and Acceptance Certificate outlining the Products installed at the golf course.

HOUSE ADS DCI agrees to provide free of charge to Partner up to 20% of ad impressions generated on the Partner's golf courses. The Partner can use this impression inventory for their own use to promote their goods and services to their customers or can choose to sell these impressions to advertisers for their own income. Partner/advertiser must provide all creative needed at their own expense (DCI can provide discounted creative through 3rd party) DCI must approve all advertisements.

RESTRICTION LIST It is understood that that DCI's primary source of revenue to cover all costs related to providing the Players Network for FREE is derived by advertising revenue generated by DCI. Partner has the right to submit a reasonable "restriction list" outlining advertisers they consider competitive or deem to be morally offensive. Upon installation of the Players Network on the Partner's golf Course, Partner agrees to allow all advertisers not on the restriction list to advertise on the Players Network.

DATA OWNERSHIP It is understood that all personal information, such as golfer name, email address, address and telephone number captured by the System is owned by the Partner. All other non-individually identifiable information shall be owned by DCI.

SITE PREPARATION AND ONGOING MAINTENANCE It is understood that Partner will take an active role with the installation and operation of the System. Please refer to Exhibit B for Partner Responsibilities.

FEES By executing this agreement prior to ______________, all fees will be waived. There will be no required payment from the Partner.

Installation Fee $50.00/per cart:	_____N/A_____
Installations Reservation Cancellation Fee $2,500:	_____N/A_____
Penalties and Interest.	_____N/A_____

REPRESENTATIONS AND WARRANTIES Each party represents and warrants to the other party that: (a) it has the full right and authority to enter into and perform this Agreement; (b) the person signing this Agreement on behalf of that party has been duly authorized to do so; (c) entry into and performance of this Agreement does not require any consents or approvals not obtained, nor does it violate any agreements to which such party is a party; and (d) this Agreement constitutes a valid, binding and enforceable obligation of such party.

ADDITIONAL OBLIGATIONS

Duty of Care. The Partner (a) shall exercise reasonable care with respect to its possession and use of the System and all Products; (b) shall not alter the System or any Product; and (c) shall use commercially reasonable efforts to avoid damaging any and all Product. Partner shall not be responsible for damage to the System and Products caused by customer's at Partner's facility.

Loss or Damage. On an annual basis DCI shall insure damage to the Products, other than that arising from ordinary wear and tear, in an amount not more than 10% of the Products outlined in Exhibit A. If the Products, as described on Exhibit A, are lost or damaged by Partner (excluding loss or damage by

Partner's guests) other than as arises from ordinary wear and tear, and in excess of the aforementioned insurance, then the Partner shall purchase replacement Products from DCI at a cost as per Exhibit A.

Indemnification. Each party (the **"Indemnifying Party"**) shall indemnify, defend, protect and hold harmless the other party, its respective directors, officers, employees, shareholders, agents, successors and permitted assigns (the **"Indemnified Party"**), from and against all liabilities, damages and costs, including reasonable legal fees, incurred by the Indemnified Party as a result of the negligence, fraud,misrepresentation or breach of this Agreement by the Indemnifying Party, its agents, and employees.

Nondisclosure. The Partner hereby acknowledges and agrees that the terms of this Agreement are strictly confidential and the Partner shall not disclose the terms of this Agreement to any person or other entity.

Insurance. DCI shall procure and maintain throughout the Term comprehensive general liability and professional liability insurance, with coverage in a minimum amount of One Million Dollars ($1,000,000) per occurrence, and umbrella coverage of at least Five Million Dollars ($5,000,000), issued through a policy offered by a reputable insurer approved by Partner. In addition, DCI shall procure and maintain throughout the Term adequate workers' compensation insurance with respect to any employees of DCI. At or prior to the commencement of the Term, DCI shall provide Partner with a Certificate of Insurance setting forth such insurance coverage, naming Partner and Troon Golf, LLC ("Troon") as additional insureds as their interests may appear. Thereafter, so long as this Agreement remains in effect, DCI shall provide Partner and Troon with an updated Certificate of Insurance each time DCI's insurance policy is renewed.

MAINTENANCE DCI shall maintain and repair the System as needed. DCI will train Partner staff and leave spare replacement parts to ensure a quick turnaround time for repairs to be completed. Should staff not be able to repair the system, DCI will provide support via telephone/email or web. If required, DCI will dispatch personnel to the site.

DEFAULTS The occurrence of any one or more of the following events shall constitute a material default and breach of this Agreement by the Partner (**"Event of Default"**).

Misuse. The Partner fails to use reasonable care with respect to the System or any Product and such failure continues for THIRTY (30) or more calendar days after DCI gives written notice to the Partner of such.

DCI's REMEDIES In addition to any other legal or equitable remedy permitted by law, upon an Event of Default, DCI shall have the right to terminate this Agreement and to retrieve all products and/or payment for replacement value of the products as outlined in Exhibit A.

PARTNERS REMEDIES If DCI fails to perform its obligations under this Agreement, the Partner shall give written notice to DCI setting forth in reasonable detail the nature of the breach (the **"Notice"**). If DCI does not cure the breach within THIRTY (30) calendar days following receipt of the Notice, the Partner shall have the right to terminate this Agreement; provided, however, that if DCI is unable, acting reasonably, to remedy the breach within THIRTY (30) calendar days, a THIRTY (30) day period shall be extended for as long as DCI diligently pursues such corrective action in a prompt and reasonable manner.

NO REMOVAL During the term of the Agreement Partner shall not remove or attempt to remove any Product from its golf course without the prior written consent of DCI.

ASSINGMENT DCI may assign any or all of its rights, and obligations hereunder after written notice to the Partner. The Partner shall not assign or transfer, whether voluntarily or involuntarily, its interest under this Agreement without first obtaining DCI's prior written consent in each instance, which consent will not be unreasonably withheld. Any attempted transfer without DCI's prior written consent shall be null and void.

SEVERABILITY If any provision of this Agreement is deemed invalid or unenforceable to any extent by a court of competent jurisdiction then the remainder of this Agreement and the affected provision, to the extent it is not held invalid, shall be valid and enforceable to the fullest extent permitted by law.

GOVERNING LAW This Agreement shall be governed by the laws of the State of Arizona.

RELATIONSHIP OF THE PARTIES Nothing contained in this Agreement shall be construed as creating a relationship of employment, agency or partnership between DCI and the Partner.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed:

DCI:		**Partner:**	
By:	______________	By:	______________
Name:	Michael Loustalot	Name:	______________
Title:	President	Title:	______________

Exhibit A

Course Information:

Number of Holes	
Number of Golf Carts	
Make/Model of Golf Carts	
Gas or Electric	
Cart Lease End Date	
Annual Rounds on Carts	
Other specifics	

Equipment required (subject to change)

#	Equipment	Replacement Cost
	Tablets Required	$299
	Cart Mounts and related equipment	$99

Detailed Contact Information:

Administrative Contact Name	Course 'Champion' Contact Name:
Position:	Position:
Email:	Email:
Phone :	Phone :

Mobile Phone:	Mobile Phone:
Notes	Notes

EXHIBIT B

Roles and Responsibilities for golf course and course **Champion.**

Digital Caddies requires the golf course to provide a member of their staff to take on the role of course "Champion".

Champion's Role & Definition

The golf course Champion is a golf course compensated individual who is available to assist DCI with pre-installation, installation and post-installation support of DCI products. They are responsible for various steps involving the golf carts and DCI product care. They will be required to participate in the stages of installation as well as any follow up support that may be needed.

The Champion's responsibilities are the following:

1. Pre-installation day duties:
    a. Receive DCI inventory for installation.
    b. Count and secure inventory for installation day.
    c. Have golf course GM initial DCI inventory count – Scan and send back to DCI.
    d. To install the "U" bolt assembly on golf cart fleet (instruction video included). Tools needed: wireless drill and 7/16" socket bit.

Note: IF this is not completed prior to the installation day a "U" bolt installation fee of $600 per 80 cart fleet will be charge to the golf course.

2. Installation day duties: The Champion will be available to assist installers **exclusively** while installers are on the golf course property. These specific tasks are required:
    a. Golf cart relocation (in and out of cart barn)
    b. Placing DCI inventory (tablet, converter wires, zip ties, 3.5" mounting arm, etc.) on each golf cart, as golf carts are in position for installation.
    c. Tablet programming-club code and golf cart #
    d. Watching and learning the installation process
    e. Trash removal

3. Post-Installation day duties:
    a. Care and any maintenance necessary
    b. Client Feedback
    c. Tablet service parts exchange.